SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No. )*

MONDAY.COM LTD.
(Name of Issuer)
ORDINARY SHARES, NO PAR VALUE
(Title of Class of Securities)
M7S64H106
(CUSIP Number)
December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
⌧ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M7S64H106		13G	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS Grace Software Cross Fund Holdings, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 407,799
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 407,799
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 407,799
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS Grace Software Holdings II GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 407,799
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 407,799
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 407,799
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS IG Aggregator, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,843,827
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,843,827
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,827
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates X, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,843,827
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,843,827
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,827
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates X, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,843,827
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,843,827
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,827
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,949,910
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,949,910
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,949,910
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.7%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(2)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 118,897
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 118,897
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 118,897
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,956,526
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,956,526
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,956,526
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 10 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 630,319
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 630,319
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 630,319
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 11 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 9,655,652
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 9,655,652
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,655,652
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 12 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 9,655,652
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 9,655,652
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,655,652
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 13 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 407,799
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 407,799
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 407,799
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 14 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 407,799
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 407,799
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 407,799
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

CUSIP No. M7S64H106		13G	Page 15 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 13,907,278
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 13,907,278
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,907,278
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
Based on 43,559,876 Ordinary Shares outstanding after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 11, 2021.

Item 1(a).	Name of Issuer:
monday.com, Ltd. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
6 Yitzhak Sadeh Street, Tel Aviv-Yafo, Israel, 677750
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Grace Software Cross Fund Holdings, L.P., a Cayman Islands exempted limited partnership (“Grace”); (ii) Grace Software Holdings II GP, LLC, a Cayman Islands limited liability company (“Grace GP”); (iii) IG Aggregator, L.P., a Cayman Islands exempted limited partnership (“IGA”); (iv) Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X LP”); (v) Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA X Ltd”); (vi) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”); (vii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“Cayman IX”); (viii) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“Delaware IX”); (ix) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Co-Investors IX”, and together with IVP IX, Cayman IX and Delaware IX, the “Fund IX Entities”); (x) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX LP”); (xi) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”) (xii) Insight Associates XI, L.P., a Cayman Islands exempted limited partnership (“IA XI LP”), (xiii) Insight Associates XI, Ltd., a Cayman Islands exempted company (“IA XI Ltd”) and (xiv) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”).
The general partner of each of the Fund IX Entities is IVA IX LP, whose general partner in turn is IVA IX Ltd. The general partner of IGA is IVA X LP, whose general partner in turn is IVA X Ltd. The general partner of Grace is Grace GP, whose manager in turn is IA XI LP, and whose general partner in turn is IA XI Ltd.  The sole shareholder of each of IVA IX Ltd, IVA X Ltd and IA XI Ltd is Holdings.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
See Item 2(a).
Item 2(d).	Title of Class of Securities:
Ordinary shares, no par value
Item 2(e).	CUSIP Number:
M7S64H106
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership.
The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
As the general partner of Grace, Grace GP may be deemed to beneficially own all 407,799 Ordinary Shares held directly by Grace. As the manager of Grace GP, IA XI LP may be deemed to beneficially own all 407,799 Ordinary Shares held directly by Grace. As the general partner of IA XI LP, IA XI Ltd may be deemed to beneficially own all 407,799 Ordinary Shares held directly by Grace. As the general partner of IGA, IVA X LP may be deemed to beneficially own all 3,843,827 Ordinary Shares held directly by IGA. As the general partner of IVA X LP, IVA X Ltd may be deemed to beneficially own all 3,843,827 Ordinary Shares held directly by IGA. As the general partner of the Fund IX Entities, IVA IX LP may be deemed to beneficially own all 9,655,652 Ordinary Shares held directly by the Fund IX Entities. As the general partner of IVA IX LP, IVA IX Ltd may be deemed to beneficially own all 9,655,652 Ordinary Shares held directly by the Fund IX Entities. As the sole shareholder of IVA IX Ltd, IVA X Ltd and IA XI Ltd, Holdings may be deemed to beneficially own all 407,799 Ordinary Shares held directly by Grace, all 3,843,827 Ordinary Shares held directly by IGA and all 9,655,652 Ordinary Shares held directly by the Fund IX Entities. The foregoing is not an admission by Grace GP, IVA IX LP, IVA IX Ltd, IVA X LP, IVA X Ltd, IA XI LP, IA XI Ltd or Holdings that it is the beneficial owner of the shares held of record by Grace, IGA or the Fund IX Entities, nor is it an admission by Grace, IGA or the Fund IX Entities that it is the beneficial owner of any Ordinary Shares held by the other of Grace, IGA or the Fund IX Entities.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Attorney-in-Fact

GRACE SOFTWARE HOLDINGS II GP, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

GRACE SOFTWARE CROSS FUND HOLDINGS, L.P.
By:	Grace Software Holdings II GP, LLC its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

IG AGGREGATOR, L.P.
By:	Insight Venture Associates X, L.P., its general partner
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES X, L.P.
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT VENTURE ASSOCIATES X, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES IX, LTD.

By:	//s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES IX, L.P.
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Ventures Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, LTD.

By:	//s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, L.P.
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended